Exhibit 4.14

EXECUTION VERSION

Dated

WNS NORTH AMERICA INC.

arranged by

BNP PARIBAS

with

BNP PARIBAS

acting through its Hong Kong branch

(acting as Agent)

and

BNP PARIBAS

acting through its Hong Kong branch

(acting as Security Agent)

US$34,000,000

FACILITY AGREEMENT

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Tel: +65.6536.1161

UEN No. T09LL1649F

www.lw.com

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36.	REMEDIES AND WAIVERS	93

37.	AMENDMENTS AND WAIVERS	94

38.	DISCLOSURE OF INFORMATION	95

39.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	98

40.	COUNTERPARTS	100

41.	GOVERNING LAW	100

42.	ENFORCEMENT	100

SCHEDULE 1		102

	THE ORIGINAL LENDERS

SCHEDULE 2		103

	CONDITIONS

SCHEDULE 3		107

	UTILISATION REQUEST

SCHEDULE 4		108

	FORM OF TRANSFER CERTIFICATE

SCHEDULE 5		110

	FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 6		111

	FORM OF RESIGNATION LETTER

SCHEDULE 7		112

	EXISTING SECURITY

SCHEDULE 8		113

	TIMETABLES

SIGNATORIES		115

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THIS AGREEMENT is dated                                          2017 and made

BETWEEN:

(1)	WNS NORTH AMERICA INC., a corporation established under the laws of the State of Delaware, United States with its registered address at The Corporation Trust Centre, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801, United States (the Borrower);

(2)	BNP PARIBAS (the Arranger), a société anonyme incorporated in France and acting through its Hong Kong branch at 63/F, Two IFC, 8 Finance Street, Central, Hong Kong;

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the Original Lenders); and

(4)	BNP PARIBAS as agent of the Finance Parties (the Agent), a société anonyme incorporated in France and acting through its Hong Kong branch at 63/F, Two IFC, 8 Finance Street, Central, Hong Kong; and

(5)	BNP PARIBAS as security trustee for the Secured Parties (the Security Agent), a société anonyme incorporated in France and acting through its Hong Kong branch at 63/F, Two IFC, 8 Finance Street, Central, Hong Kong.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	a bank or financial institution incorporated in India which has the highest possible investment grade rating for its long-term unsecured and non credit-enhanced debt obligations from Credit Analysis & Research Ltd, CRISIL, ICRA and/or India Ratings and Research (a wholly owned subsidiary of Fitch Group); or

(c)	any other bank or financial institution approved by the Agent.

“Accountants’ and Tax Due Diligence Reports” means the following reports:

(a)	a financial due diligence report dated 19 October 2016 prepared by Grant Thornton India LLP; and

(b)	a tax due diligence report dated 19 October 2016 prepared by Grant Thornton India LLP,

each relating to the assets being acquired pursuant to the Acquisition.

Signature Page to Facility Agreement

“Acquisition” means the acquisition by the Borrower of the Target Shares on the terms of the SPA.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Borrower or any other member of the Group in connection with the Acquisition or the Transaction Documents, including without limitation, all Deal Fees (as defined in the SPA).

“Administrative Party” means each of the Agent, the Arranger and the Security Agent.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Asset Agreement” means the agreement to be entered into between Denali Sourcing and Software Services (I) Pvt. Ltd and WNS Global Services Private Limited (India) on or about the date hereof, substantially in the form distributed to the Lenders prior to the signing of this Agreement.

“Assignment Agreement” means an agreement substantially in a recommended form of the APLMA or any other form agreed between the relevant assignor, assignee and the Agent.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling three Months after the date of this Agreement.

“Available Commitment” means at any time a Lender’s Commitment minus:

(a)	the aggregate amount of its participations in any outstanding Loan; and

(b)	in relation to any proposed Utilisation, the aggregate amount of its participations in any Loan that is due to be made on or before the proposed Utilisation Date.

“Available Facility” means at any time the aggregate of the Lenders’ Available Commitments.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group (for these purposes assuming completion of the Acquisition).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means:

(a)	for the purposes of determining LIBOR, a day (other than a Saturday or Sunday) on which banks are open for the transaction of domestic and foreign exchange business in London; and

(b)	for all other purposes, a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hong Kong and New York.

“Cash” means, at any time, cash denominated in U.S. dollars or the currency of any jurisdiction in which the Group does business from time to time, in hand or at bank and (in the latter case) credited to an account in the name of an Obligor or any other member of the Group with an Acceptable Bank and to which an Obligor is alone (or together with other Obligors or member of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security or Quasi-Security (excluding paragraph (b)(i), (ii) or (iii) of Clause 20.6 (Negative pledge)) over that cash except for Transaction Security or any Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements which is permitted under paragraph (c)(ii) of Clause 20.6 (Negative pledge); and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facility.

“Cash Balance” means, as of any date of measurement, the sum of the Cash balances and Cash Equivalent Investments which would appear as such on a balance sheet of the Borrower or any member of the Group which was prepared as at such date.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of jurisdiction (other than those in Sanctioned Countries) in which the Group does business from time to time or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in jurisdiction (other than those in Sanctioned Countries) in which the Group does business from time to time ;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on demand;

(f)	in relation to any member of the Group incorporated in India only, any investment in money market funds or liquid mutual funds in India which (i) have the highest possible investment grade credit rating from Credit Analysis & Research Ltd, CRISIL and/or ICRA, (ii) which invest substantially all their assets in securities of the types described paragraphs (a) to (d) above and (iii) can be turned into cash on demand;

(g)	any other debt security approved by the Majority Lenders,

in each case, in a currency in which the Group does business from time to time to which any Obligor is alone (or together with other Obligors and members of the Group are beneficially entitled at that time) and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“Change of Control” means the Parent Guarantor ceases directly or indirectly to:

(a)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 51% of the maximum number of votes that might be cast at a general meeting of the Borrower;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

(iii)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; or

(b)	hold beneficially more than 51% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of Transaction Security.

“Closing Date” means the date on which Completion occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading Commitment in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Completion” means the date on which completion of the Acquisition occurs under the SPA.

“Compliance Certificate” means a certificate delivered pursuant to Clause 18.2 (Compliance Certificate) and signed either by a director of the Parent Guarantor, or an authorised signatory of the Parent Guarantor who is a senior executive (i.e. senior vice-president or above) with responsibility for the financial matters of the Parent Guarantor, substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Target Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Target Group or any of their respective advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Disclosure of Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or the Target Group or any of their respective advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disclosure Schedules” has the meaning given to that term in the SPA.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distress Event” means the enforcement of any Transaction Security.

“Environmental Claim” means any claim, action, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law (including common law), regulation, rule, statute, ordinance, enforcement policy, judgment, order, decree or judicial or administrative determination in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code and any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the U.S.), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters referring to this Agreement or the Facility between one or more Administrative Parties and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Final Repayment Date” means the date falling 36 Months after the first Utilisation Date.

“Finance Document” means this Agreement, any Fee Letter, any Resignation Letter, any Transaction Security Document, any Utilisation Request, and any other document designated as such by the Agent and the Borrower.

“Finance Party” means an Administrative Party or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with any financial indebtedness which is incurred with the objective of protecting against fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability which would fall within paragraphs (a) to (g) above; and

(i)	without double-counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above which appears as a contingent liability in the consolidated financial statements of the Parent Guarantor, and which for the avoidance of doubt shall exclude performance guarantees, guarantees in relation to hedging in the ordinary course of business and customary tax indemnities.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 March in each year or, any other date agreed between the Borrower and the Agent.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

“Funds Flow Statement” means a funds flow statement in agreed form between the Borrower and the Agent;

“GAAP” means generally accepted accounting principles in the jurisdiction of incorporation of the relevant Obligor, including IFRS.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Parent Guarantor and its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart delivered to the Agent under this Agreement from time to time.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Inbound Intercompany Loan” means a loan from the Parent Guarantor, or a member of the Group to the Borrower pursuant to which the Borrower incurs any Financial Indebtedness.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Information Package” means the Reports and the Base Case Model.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Intercompany Loan” means an Inbound Intercompany Loan or an Outbound Intercompany Loan.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.2 (Default interest).

“Interpolated Screen Rate” means the percentage rate (rounded upwards to four decimal places per annum determined by the Agent equal to:

S + ((D * (L -S)) / (LD -SD))

where:

“L” = the Screen Rate for a period longer than, but as close as possible to, the duration of the Relevant Interest Period;

“S” = the Screen Rate for a period shorter than, but as close as possible to, the duration of the Relevant Interest Period;

“LD” = the number of days in the period for which L is quoted;

“SD” = the number of days in the period for which the S is quoted;

“D” = the number of days in the Relevant Interest Period minus SD; and

“Relevant Interest Period” means the Interest Period of the Loan in respect of which the Interpolated Screen Rate is being determined.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Last Financial Quarter” means the period commencing on January 1 of each year and ending on 31 March of that year.

“Legal Due Diligence Report” means the legal due diligence reports dated 3 October 2016 prepared by Kelly Drye & Warren LLP relating to the Acquisition.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4 (Conditions of Utilisation) or Clause 23 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to the Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of the Loan and for a period equal in length to the Interest Period of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR will be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Loan” means, as the context requires, the loan made or to be made under the Facility or the principal amount outstanding at any time of that loan.

“Loan Debt” means all liabilities payable or owing by the Borrower and Obligors to the Finance Parties under or in connection with the Finance Documents.

“London Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business including dealings in interbank deposits in London.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Margin” means 1.27% per annum.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; (b) the ability of any of the Obligors to perform its obligations under the Finance Documents; or (c) the validity or enforceability of, or the rights or remedies of any Finance Party under, the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“Obligors” means the Borrower and the Parent Guarantor, and “Obligor” means each one of them.

“Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Financial Statements” means:

(a)	in relation to the Group, the audited consolidated financial statements of the Group for the financial year ended 31 March 2016; and

(b)	in relation to the Target, the unaudited consolidated financial statements for the financial year ended 31 December 2015.

“Outbound Intercompany Loan” means a loan from Borrower to the Parent Guarantor or a member of the Group pursuant to which the Borrower is the creditor of any Financial Indebtedness.

“Parent Guarantee” means the guarantee entered into on or about the date hereof by the Parent Guarantor for the benefit of the Finance Parties.

“Parent Guarantor” means WNS (Holdings) Limited, a company incorporated under the laws of Jersey with registration number 82262 whose registered office is at 22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands.

“Party” means a party to this Agreement.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December in any year.

“Quasi-Security” has the meaning given to that term in Clause 20.6 (Negative pledge).

“Quotation Day” means:

(a)	in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days); and

(b)	in relation to any Interest Period the duration of which is selected by the Agent pursuant to Clause 8.2 (Default interest), such date as may be determined by the Agent (acting reasonably).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in U.S. dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in U.S. dollars and for that period.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank” means the principal London offices of BNP Paribas or such other bank or banks as may be appointed by the Agent in consultation with the Borrower.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Repayment Date” means each date set out in Clause 6.1 (Repayment of Loan).

“Repayment Instalment” means each scheduled instalment specified under Clause 6.1 (Repayment of Loan) for repayment of the Loan.

“Repeating Representations” means each of the representations and warranties set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement), 17.10(b) (No Default), 17.11 (No misleading information), 17.12(a) and (b) (Financial statements), 17.15 (Authorised Signatures), 17.17 (Anti-corruption law and Anti-money laundering law), 17.18 (Sanctions), 17.20 (U.S. Laws) and 17.21 (Solvency).

“Reports” means:

(a)	each Legal Due Diligence Report; and

(b)	each Accountants’ and Tax Due Diligence Report.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Retiring Security Agent” has the meaning given to that term in Clause 26.1(d) (Resignation of the Security Agent).

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the French Republic, and/or the European Union, the Governmental Agencies of or associated with any of the foregoing, including OFAC, the U.S. Department of State, and Her Majesty’s Treasury.

“Screen Rate” means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for U.S. dollars and period displayed (before any correction, recalculation or republication by the administrator) on LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or the appropriate page of such other information or service which publishes that rate from time to time in place of Thomson Reuters. If the rate which is shown on such screen is less than zero, it shall be deemed to be zero. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Secured Party under each Finance Document.

“Secured Party” means a Finance Party, a Receiver or any Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent’s Spot Rate of Exchange” means the Security Agent’s spot rate of exchange for the purchase of the relevant currency with U.S. dollars in the Hong Kong foreign exchange market at or about 11.00 a.m. London time on a particular day.

“Security Agreement” means the security agreement governed by New York law to be executed by (among others) the Borrower in respect of all or substantially all of its assets.

“Security Property” means

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Secured Parties; and

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.

“SPA” means the stock purchase agreement to be entered into on or about the date hereof between the Borrower as purchaser and the Vendors as sellers in respect of, among other things, the acquisition of the Target Shares.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

Stock Pledge Agreement means the stock pledge agreement governed by New York law to be executed by (among others) the Borrower in respect of all the shares in the Target.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target Group” means Target and its respective Subsidiaries.

“Target” means Denali Sourcing Services, Inc., a company incorporated in the State of Delaware, United States whose registered office is at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, Delaware, United States.

“Target Shares” means all of the shares in the Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 12.1 (Tax definitions).

“Total Commitments” means at any time the aggregate of the Commitments (being US$34,000,000 at the date of this Agreement).

“Transaction Documents” means the Finance Documents and the SPA.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Transaction Security Documents.

“Transaction Security Document” means:

(a)	the Parent Guarantee;

(b)	the Stock Pledge Agreement;

(c)	the Security Agreement;

(d)	any other document evidencing or creating or expressed to evidence or create Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; or

(e)	any other document designated as such by the Security Agent and the Borrower.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S.” means the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“Vendors” means Alpar Kamber, Donald Dougherty and John R. Evans as selling shareholders and Priyadarshan Deshmukh, Peter E. Nero and Alan C. Veeck as selling optionholders of the Target, and Alpar Kamber in his capacity as representative of the selling shareholders and selling optionholders of the Target (each, a “Vendor”).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any Administrative Party, the Agent, the Arranger, any Finance Party, any Lender, any Obligor, any Party, any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	including shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a Lender’s participation in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(vii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) or its equivalent, the equivalent is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11.00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to Clause 37.3 (Other Exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any third person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any person described in Clause 25.8 (Exclusion of liability) may, subject to this Clause 1.3 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a U.S. dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	payment to the Vendors of the purchase price for the Target Shares; and

(b)	payment of the Acquisition Costs (other than periodic fees);

in each case, as described in the Funds Flow Statement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will be obliged to comply with Clause 5.4 (Lenders’ participations) only if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan and none of the circumstances described in Clause 7.2 (Change of Control) has occurred; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

No more than one Loan shall be outstanding at any given time. The Facility shall be drawn in full in a single drawdown.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed first Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

The currency specified in a Utilisation Request must be U.S. dollars.

5.4	Lenders’ participations

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by the Specified Time.

5.5	Cancellation of Available Facility

The Commitments which, at that time, are unutilised shall be immediately cancelled at 5.00 p.m. on the last day of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Loan

(a)	The Borrower must repay the Loan in instalments by repaying on each Repayment Date an amount which reduces the outstanding aggregate Loan by the amount set forth opposite each of the Repayment Dates listed in the table below (in each case as such amount may be reduced by any earlier prepayments pursuant to Clause 7 (Prepayment and Cancellation)):

Repayment Date	Repayment Instalment

Date falling 6 months after the first Utilisation Date	US$	5,650,000

Date falling 12 months after the first Utilisation Date	US$	5,650,000

Date falling 18 months after the first Utilisation Date	US$	5,650,000

Date falling 24 months after the first Utilisation Date	US$	5,650,000

Date falling 30 months after the first Utilisation Date	US$	5,650,000

Final Repayment Date	US$	5,750,000

(b)	The Loan must be repaid in full on the Final Repayment Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it is or will become unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lenders’ participation has not been transferred pursuant to paragraph (d) of Clause 7.6 (Right of prepayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of Control

Upon the occurrence of:

(a)	any Change of Control; or

(b)	the sale of any of the shares in the Target by the Borrower to a person who is not a member of the Group whether in a single transaction or a series of related transactions, the Facility will be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

7.3	Non-completion of the Acquisition

If the Closing Date does not occur by the date falling 1 month from the signing of the SPA (provided that such date may be extended with the consent of the Agent acting on the instructions of the Lenders), the Facility will be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

7.4	Voluntary cancellation

The Borrower may, if it gives the Agent not less than seven Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, reduce the Available Facility to zero or by such amount (being a minimum amount of US$5,000,000 and minimum integral multiples of US$1,000,000)) as the Borrower may specify in such notice. Any such reduction under this Clause 7.4 shall reduce the Commitments of the Lenders rateably.

7.5	Voluntary prepayment of the Loan

(a)	The Borrower may, if it gives the Agent not less than seven Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$5,000,000 and minimum integral multiples of US$50,000).

(b)	The Loan may be prepaid only after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.6	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in the Loan.

(d)	The Borrower may, in the circumstances set out in paragraph (a) above, on 15 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders)) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.13 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	no Lender shall be obliged to execute a Transfer Certificate unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such replacement Lender.

(f)	A Lender shall perform the procedures described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has completed those checks.

7.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Any prepayments or cancellations under this Agreement shall reduce the outstanding amount under this Agreement in inverse order of maturity.

(d)	The Borrower may not reborrow any part of the Facility which is prepaid.

(e)	The Borrower shall not repay or prepay all or any part of the Loan or reduce any Commitment except at the times and in the manner expressly provided for in this Agreement.

(f)	If any Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(h)	If all or part of the Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) (save in connection with any repayment or, as the case may be, prepayment under paragraph (c) of Clause 7.1 (Illegality) or paragraph (c) of Clause 7.6 (Right of prepayment and cancellation in relation to a single Lender)) shall reduce the Commitments of the Lenders rateably.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, 2% higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.2 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2% higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.3	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	Each Interest Period for the Loan shall be three Months, or any other period agreed between the Borrower and the Agent (acting on the written instructions of all the Lenders).

(b)	An Interest Period for the Loan shall not extend beyond the Final Repayment Date.

(c)	Each Interest Period for the Loan shall start on the Utilisation Date or (if the Loan has already been made) on the last day of the preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)	If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	If no Screen Rate is available for LIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)	If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of a Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon (Hong Kong time) on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 50%) that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 applies, the rate of interest on each Lender’s share of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling five Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	If this Clause 10.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this Clause 10.4 applies pursuant to Clause 10.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(e)	If this Clause 10.4 applies pursuant to Clause 10.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

10.5	Notification to the Borrower

If Clause 10.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower.

10.6	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or any Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)	The Borrower must pay to the Agent (for the account of each Lender) a commitment fee computed at the rate of 0.45% per annum of each Lender’s Available Commitment at close of business (in the principal financial centre of the country of the relevant currency) on each day of the period from and including the date falling 15 days after the date of this Agreement to and including the end of the Availability Period (or, if any such day shall not be a Business Day, at such close of business on the immediately preceding Business Day).

(b)	The accrued commitment fee is payable in arrears:

(i)	on the last day of each quarter date during the Availability Period;

(ii)	on the last day of the Availability Period; and

(iii)	if a Lender’s Commitment is reduced to zero before the last day of the Availability Period, on the day on which such reduction to zero becomes effective.

11.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Security Agency fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Tax definitions

(a)	In this Clause 12:

“IRS” means the U.S. Internal Revenue Service.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to any sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“United States person” has the meaning given to it in Section 7701(a)(30) of the Code.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination acting in good faith.

12.2	Tax gross-up

(a)	All payments to be made by or on behalf of an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless a Tax Deduction is required by law, in which case the sum payable by the relevant Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party;

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

(a)	The Borrower shall:

(i)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(ii)	within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

(b)	The Borrower shall pay and within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document (save for any such assignment, transfer or sub-participation entered into pursuant to, or in connection with, Clause 14 (Mitigation by the Lenders)).

12.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax (and such Finance Party must promptly provide an appropriate Indirect Tax invoice to that Party).

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time reimburse or indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

12.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

12.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	Each Lender shall, within ten Business Days of:

(i)	where the relevant Lender is a Lender at the date of this Agreement, the date of this Agreement;

(ii)	where the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

(i)	If a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with paragraph (e) above, or any withholding certificate, withholding statement, document, authorisation, waiver or information provided by a Lender to the Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Agent, within five Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (including any related interest and penalties) in acting as Agent under the Finance Documents as a result of such failure.

(j)	If, in accordance with paragraph (f) above, the Agent provides the Borrower with sufficient information to determine its withholding obligations under FATCA, but the Borrower fails to withhold as required by FATCA, the Borrower shall indemnify the Agent, within five Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (including any related interest and penalties) in acting as Agent under the Finance Documents as a result of such failure.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement(whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates). The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

Increased Costs means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in the Loan or any Unpaid Sum.

13.2	Increased cost claims

(a)	A Finance Party (other than the Agent) intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party (other than the Agent) shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Tax definitions).

14.	MITIGATION BY THE LENDERS

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	the information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(iii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(iv)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(v)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(vi)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 15.2 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

15.3	Indemnity to the Agent

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.4	Obligors’ indemnity to the Security Agent

Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them:

(a)	as a result of:

(i)	any failure by the Borrower to comply with obligations under Clause 16 (Costs and Expenses);

(ii)	the taking, holding, protection or enforcement of the Transaction Security;

(iii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(iv)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(b)	which otherwise relates to any of the Charged Property or the performance of the terms of the Finance Documents (otherwise than as a result of its gross negligence or wilful misconduct).

15.5	Priority of indemnity

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 15.4 (Obligors’ indemnity to the Security Agent) and shall have a lien on the Transaction Security and the proceeds of enforcement of the Transaction Security for all moneys payable to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, within seven Business Days of demand, pay the Administrative Parties the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Transaction Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Borrower shall, within seven Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Security Agent’s ongoing costs

(a)	In the event of (i) a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Agent (acting on the written instructions of the Majority Lenders) to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Borrower shall pay to the Security Agent any additional remuneration (together with any applicable Indirect Tax) that may be agreed between them.

(b)	If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower ) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

16.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 on behalf of itself and each other Obligor to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of the jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

(c)	All Authorisations necessary for it and its Subsidiaries to carry on their business have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

Subject to Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

17.7	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any Tax Deduction from any payment it may make under any Finance Document.

17.8	No filing or stamp taxes

Except for payment of any stamp fees in respect of any Finance Documents brought into India, it is not necessary under the laws of its Relevant Jurisdictions that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	Taxation

It is not materially overdue in the filing of any tax returns and it is not overdue in the payment of any amount in respect of Tax (save where such payment is in dispute and has been adequately provided for by the Group) which has had or could reasonably be expected to have a Material Adverse Effect.

17.10	No default

(a)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

17.11	No misleading information

Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement (or, in relation to the Information Package, prior to the date of the Information Package):

(a)	all factual written information (supplied by any member of the Group was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect as at the date it was provided or as at the date (if any) at which it is stated.

(b)	any financial projections provided by or on behalf of any member of the Group (whether or not contained in the Information Memorandum) have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	nothing has occurred and no information has been given or withheld that results in the information supplied by any member of the Group as being untrue or misleading in any material respect.

(d)	all written information (other than the Information Package) supplied by any member of the Group was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect.

17.12	Financial statements

(a)	Its financial statements most recently supplied to the Agent (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements or to the Agent in writing to the contrary, prior to the date of this Agreement.

(b)	Its financial statements most recently supplied to the Agent (which, at the date of this Agreement, are the Original Financial Statements) give a true and fair view and represent its financial condition and operations (consolidated in the case of the Borrower) during the relevant financial year save to the extent expressly disclosed to the Agent in writing to the contrary, prior to the date of this Agreement.

(c)	There has been no material adverse change in the business activities, financial condition, credit standing and/or prospects of the Parent Guarantor or the Borrower and/or their Subsidiaries since the date to which the Original Financial Statements were drawn up.

17.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

17.15	Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions) or paragraph (f) of Clause 18.4 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

17.16	Acquisition

(a)	The SPA contains all the terms of the Acquisition.

(b)	There is no disclosure made in the Disclosure Schedules or any other disclosure to the SPA which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information Package.

(c)	To the best of its knowledge no representation or warranty (as qualified by the Disclosure Schedules) given by any party to the SPA is untrue or misleading in any material respect.

17.17	Anti-corruption law and Anti-money laundering law

Neither it nor any of its Subsidiaries, directors or officers, or, to the best knowledge of the Borrower, any affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Borrower has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

17.18	Sanctions

Neither it nor any of its Subsidiaries, nor any directors, officers or (to the best knowledge of the Borrower), agents, employees of it or any of its Subsidiaries is an individual or entity (a “Person”) that is, or is owned or controlled by Persons that are: (i) the target of any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”).

17.19	Group Structure Chart

(a)	Assuming Completion has occurred, the Group Structure Chart delivered to the Agent pursuant to Part 1 of Schedule 2 (Conditions) is true, complete and accurate in all material respects and shows the following information:

(i)	each member of the Group, including current name and company registration number, its jurisdiction of incorporation and/or its jurisdiction of establishment, a list of shareholders and indicating whether a company is not a company with limited liability; and

(ii)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

17.20	U.S. Laws

No member of the Group is:

(a)	required to be registered as an investment company or subject to regulation under the United States Investment Company Act of 1940; or

(b)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

As used herein, “investment company” has the meaning given to it in the United States Investment Company Act of 1940.

17.21	Solvency

No:

(a)	corporate action, legal proceeding or other procedure, or step described in paragraph (a) of Clause 21.6 (Insolvency); or

(b)	creditor’s process described in Clause 21.8 (Creditors’ process),

has been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Group and none of the circumstances in Clause 21.6 (Insolvency) applies to a member of the Group.

17.22	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, each Utilisation Date and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

(a)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(i)	as soon as the same become available, but in any event within 180 days after the end of each of its Financial Years, the Borrower’s audited consolidated financial statements for that Financial Year;

(ii)	as soon as the same become available, but in any event within 60 days after the end of each Financial Quarter other than the Last Financial Quarter of each of its Financial Years, the Borrower’s unaudited consolidated financial statements for that Financial Quarter; and

(iii)	as soon as the same become available, but in any event within 120 days after the end of the Last Financial Quarter of each of its Financial Years, the Borrower’s unaudited consolidated financial statements for that Financial Quarter.

(b)	The Borrower shall (or shall procure that the Parent Guarantor shall) supply to the Agent in sufficient copies for all the Lenders:

(i)	as soon as the same become available, but in any event within 120 days after the end of each of the Financial Years of the Parent Guarantor, the Parent Guarantor’s audited consolidated financial statements for that Financial Year; and

(ii)	as soon as the same become available, but in any event within 60 days after the end of each Financial Quarter other than the Last Financial Quarter of each of the Financial Years of the Parent Guarantor, the Parent Guarantor’s unaudited consolidated financial statements for that Financial Quarter.

18.2	Compliance Certificate

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (i) and (ii) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which those financial statements were drawn up.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower or the Parent Guarantor pursuant to Clause 18.1 (Financial statements) shall be certified by a director and/or an authorised signatory of the relevant company who is a senior executive (i.e. senior vice-president or above) with responsibility for the financial matters of the Borrower or the Parent Guarantor, as the case may be, as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	Each set of financial statements delivered by the Borrower or the Parent Guarantor pursuant to Clause 18.1 (Financial statements) shall give a true and fair view of (if audited) or fairly represent (if unaudited) the financial condition and operations of the relevant company.

(c)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

(d)	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Finance Parties, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its creditors generally at the same time as they are despatched;

(b)	promptly upon becoming aware of the relevant claim the details of any material claim which is current, threatened or pending against any Vendor or any other person in respect of the SPA;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(d)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request; and

(f)	promptly, notice of any change in authorised signatories of any Obligor who are authorised to sign any notices or statements signed by a director, company secretary or authorised signatory of such Obligor accompanied by specimen signatures of any new authorised signatories.

18.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by a director or authorised signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Know your customer checks

(a)	Each Obligor shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Agent, such Lender or any prospective new Lender to conduct any know your customer or other similar procedures under applicable laws and regulations and internal policies.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct any know your customer or other similar procedures under applicable laws and regulations and internal policies.

19.	FINANCIAL COVENANTS

19.1	Financial definitions

In this Agreement:

“Borrowings” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group but:

(a)	excluding any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness and any guarantee or indemnity in respect of that indebtedness;

(b)	excluding any Financial Indebtedness owed by one member of the Group to another member of the Group; and

(c)	including, in the case of finance or capital leases only, the capital element value thereto,

and so that no amount shall be included or excluded more than once.

“Debt Service Cover” means the ratio of Debt Service to EBITDA in respect of any Relevant Period.

“Debt Service” means, in respect of any Relevant Period, the sum of:

(a)	Interest Expense for that Relevant Period; and

(b)	that part of all Borrowings outstanding at the commencement of that Relevant Period originally scheduled for repayment in that Relevant Period (whether or not paid or repaid when due).

“EBITDA” means, in relation to any Relevant Period, the total consolidated operating profit of the Group for that Relevant Period:

(a)	before taking into account:

(i)	Interest Expense;

(ii)	Tax;

(iii)	any share of the profit of any associated company or undertaking, except for dividends received in cash by any member of the Group;

(iv)	extraordinary and exceptional items;

(v)	any realised or unrealised exchange losses (including those arising on translation of currency debt) that are not related to the operations of the Group (it being understood that exchange losses related to hedging in the ordinary course of business are to be included in the calculation of EBITDA);

(vi)	any loss against book value arising on a disposal or revaluation of any asset in the ordinary course of trading;

(vii)	to the extent included, any fair value adjustments and amounts written off the value of investments;

(viii)	any restructuring costs in respect of restructurings approved by the Majority Lenders;

(ix)	any amount charged to the profit and loss account for transaction costs and expenses relating to the Acquisition;

(x)	any amortisation of stock based compensation expenses and any fringe benefits and taxes associated therewith to the extent recoverable from employees; and

(b)	after adding back all amounts provided for depreciation and amortisation for that Relevant Period,

as determined (except as needed to reflect the terms of this Clause 19) from the consolidated financial statements of the Parent Guarantor and Compliance Certificates delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

“Finance Lease” means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease.

“Interest Expense” means in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by the Group in that Relevant Period in respect of Borrowings:

(a)	including the interest element of leasing and hire purchase payments;

(b)	including commitment fees, commissions, arrangement fees and guarantee fees;

(c)	including amounts in the nature of interest payable in respect of any shares other than equity share capital;

(d)	excluding any such obligations to any member of the Group;

(e)	excluding any amount charged to the profit and loss account in respect of the Relevant Period for transaction costs and expenses relating to the Acquisition (other than interest payable in respect of the Facility); and

(f)	excluding any amount in the nature of accrued interest, fees or periodic payments or premia owing to any member of the Group on any deposit or bank account,

adjusted (but without double counting) by adding back the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements, all as determined (except as needed to reflect the terms of this Clause 19) from the consolidated financial statements of the Borrower and Compliance Certificates delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

“Net Leverage” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.

“New Shareholder Injections” means the aggregate amount subscribed for by any person (other than a member of the Group) for ordinary shares in the Borrower or for subordinated loan notes or other subordinated debt instruments in the Borrower on terms acceptable to the Majority Lenders.

“Relevant Period” means each period of 12 months ending on a Quarter Date.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any such obligations in respect of, to the extent they constitute Borrowings, any New Shareholder Injections;

(c)	including, in the case of Finance Leases only, their capitalised value;

(d)	deducting the aggregate amount of Cash held by the Group at that time; and

(e)	deducting Cash Equivalent investments held by the Group,

and so that no amount shall be included or excluded more than once.

19.2	Financial condition

The Borrower shall (and the Borrower will procure that the Parent Guarantor will) ensure that:

(a)	Debt Service Cover: Debt Service Cover in respect of any Relevant Period shall not be less than 1.1:1.

(b)	Net Leverage: Net Leverage in respect of any Relevant Period shall not exceed 3:1.

19.3	Financial testing

(a)	The financial covenants set out in Clause 19.2 (Financial condition) shall be calculated and interpreted on a consolidated basis in accordance with GAAP applicable to the Original Financial Statements of the Parent Guarantor and (to the extent not expressed in US$) shall be converted into US$ on the basis of the exchange rates used in the latest consolidated quarterly financial statements of the Parent Guarantor and tested by reference to each of the financial statements delivered pursuant to paragraph (i) or (ii) of Clause 18.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate).

(b)	The first testing date shall be 31 March 2017.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

(a)	The Borrower shall (and the Borrower will procure that each Obligor will) promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required to:

(A)	enable it to perform its obligations under the Finance Documents and the SPA;

(B)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document or the SPA; and

(C)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.2	Compliance with laws

The Borrower shall (and the Borrower will procure that each Obligor will) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Pari passu ranking

The Borrower shall (and the Borrower will procure that each Obligor will) ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4	The SPA

(a)	The Borrower shall promptly pay all amounts payable to the Vendors under the SPA as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

(b)	The Borrower shall, (and the Borrower will procure that each other member of the Group will), take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under the SPA.

20.5	Other Agreements

The Borrower shall complete the sale and purchase of the assets which are the subject of the Asset Agreement no later than 30 Business Days after the date of this Agreement.

20.6	Negative pledge

In this Clause 20.6, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower shall not (and the Borrower will ensure that no Obligor or member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not (and the Borrower will ensure that no Obligor or member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets, unless such disposals are in the normal course of business, and on terms whereby they are leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trade;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security or Quasi-Security listed in Schedule 7 (Existing Security) except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(v)	any Security or Quasi-Security created pursuant to any Finance Document;

(vi)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(vii)	any Security or Quasi-Security granted in connection with bank guarantees, performance bonds or other similar financial accommodations which are posted by or on behalf of any member of the Group in the ordinary course of its business for the purpose of securing its performance obligations to its customers and/or for the purposes of securing any customs or excise payment obligation; or

(viii)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (vii) above) does not exceed US$50,000,000 (or its equivalent in another currency or currencies).

20.7	Disposals

(a)	The Borrower shall not (and the Borrower will ensure that no Obligor or member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(ii)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”) in the ordinary course of business, provided that if the Disposing Company had given Security over the asset, the prior written consent of the Agent shall be required for such disposal;

(iii)	of assets (other than shares, businesses or intellectual property) in exchange for other assets comparable or superior as to type, value and quality and provided that the asset received is subject to at least the same level of Transaction Security as the asset replaced (if applicable);

(iv)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(v)	of obsolete or redundant vehicles, plant and equipment for cash;

(vi)	arising as a result of any Security which is permitted under paragraph (c) of Clause 20.6 (Negative pledge); or

(vii)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by members of the Group, other than any permitted under paragraphs (i) to (vi) above) does not exceed US$10,000,000 (or its equivalent in another currency or currencies) in any Financial Year, provided that none of the above exceptions shall permit any member of the Group to cease to hold a majority shareholding interest in any of its Subsidiaries (without the consent of all the Lenders).

20.8	Arm’s length basis

The Borrower shall not (and the Borrower will ensure that no Obligor or member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value save for any Intercompany Loan which is permitted under paragraph (b)(ii) of Clause 20.12 (Financial Indebtedness).

20.9	Merger

The Borrower shall not (and the Borrower will ensure that no Obligor or member of the Group will) without the prior written consent of the Agent enter into any amalgamation, demerger, merger or corporate reconstruction, other than any amalgamation, demerger, merger or corporate reconstruction between wholly-owned Subsidiaries of the Parent Guarantor that are not Obligors.

20.10	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group (taken as a whole) from that carried on at the date of this Agreement.

20.11	Loans and guarantees

(a)	The Borrower shall not (and the Borrower will ensure that no Obligor or member of the Group will) make or allow to subsist any loans, grant any credit or give or allow to remain outstanding any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to:

(i)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	any loans extended by

(A)	an Obligor to an Obligor;

(B)	a non-Obligor to a non-Obligor;

(C)	a non-Obligor to an Obligor,

provided that, in each case, the Borrower would, as at the Quarter Date for which Financial Statements have been most recently delivered to the Agent under Clause 19.2 (Financial Condition), have been in pro forma compliance with the financial covenants set out in Clause 19 (Financial Covenants) after giving effect to the incurrence of such Financial Indebtedness, assuming for such purposes that such Financial Indebtedness was incurred at the beginning of the Relevant Period to which such Financial Statements related;

(iii)	any guarantee granted by the Borrower or any member of the Group entered into to hedge currency or interest rate exposure of, or otherwise in respect of Financial Indebtedness of a member of the Group, which in each case is permitted to be incurred under the terms of the Finance Documents;

(iv)	any performance or payment guarantees given by the pursuant to outsourcing agreements with its customers entered into, in each case, in the ordinary course of its business;

(v)	any loan where all the proceeds of such loan are used to satisfy a payment obligation of an Obligor under the Finance Documents; or

(vi)	any Financial Indebtedness arising under an Inbound Intercompany Loan or an Outbound Intercompany Loan.

20.12	Financial Indebtedness

(a)	The Borrower shall not (and the Borrower will ensure that no Obligor or member of the Group will) incur or permit to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred pursuant to any Finance Documents;

(ii)	any Financial Indebtedness arising under any loan or guarantee permitted pursuant to Clause 20.11 (Loans and guarantees);

(iii)	any Financial Indebtedness under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed US$20,000,000 (or its equivalent in other currencies) at any time; or

(iv)	any Financial Indebtedness incurred provided that, the Borrower would, as at the Quarter Date for which Financial Statements have been most recently delivered to the Agent under Clause 19.2 (Financial Condition), be in pro forma compliance with the financial covenants set out in Clause 19 (Financial Covenants) after giving effect to the incurrence of such Financial Indebtedness, assuming for such purposes that such Financial Indebtedness was incurred at the beginning of the Relevant Period to which such Financial Statements related.

20.13	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and will ensure that no member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	the payment of a dividend to the Borrower or any member of the Group, or the making of any payments to a member of the Group to facilitate a share buyback by another member of the Group;

(ii)	any share buyback by the Parent Guarantor pursuant to the share buyback program, provided that the Group would, as at the Quarter Date for which Financial Statements have been most recently delivered to the Agent under Clause 19.2 (Financial Condition), be in pro forma compliance with the financial covenants set out in Clause 19 (Financial Covenants) after giving effect to such buyback, assuming for such purposes that such buyback was incurred at the beginning of the Relevant Period to which such Financial Statements related.

20.14	Share capital

(a)	The Borrower shall not (and the Borrower will ensure that no Obligor or member of the Group will) issue any shares except pursuant to:

(i)	an issue of ordinary shares by the Borrower to the Parent Guarantor paid for in full in cash upon issue and which by their terms are not redeemable and where (A) such shares are of the same class and on the same terms as those initially issued by the Borrower (B) such issue does not lead to a Change of Control and (C) where the newly-issued shares also become subject to the Transaction Security on the same terms; and

(ii)	an issuance of shares from a member of the Group to another member of the Group or to employees or directors of any member of the Group.

20.15	Treasury Transactions

The Borrower shall not (and the Borrower will ensure that no Obligor or member of the Group will) enter into any Treasury Transaction, other than:

(a)	foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes;

(b)	any Treasury Transaction entered into for the hedging of actual or projected real exposures to interest rate and currency fluctuations which arise in the ordinary course of trading activities of a member of the Group and is not for speculative purposes.

20.16	Insurance

(a)	The Borrower shall (and the Borrower will ensure that each Obligor and each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

20.17	Intellectual Property

The Borrower shall (and the Borrower will ensure that each Obligor and each member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property; and

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property.

20.18	Environmental compliance

The Borrower shall (and the Borrower will ensure that each Obligor and each member of the Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits which, failure to do so, might reasonably be expected to have a Material Adverse Effect.

20.19	Environmental Claims

The Borrower shall (and the Borrower will ensure that each Obligor will) inform the Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of such Obligor’s knowledge and belief) is threatened against any member of the Group; or

(b)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Group,

in each case where such Environmental Claim might reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

20.20	Anti-corruption law

(a)	The Borrower shall not (and the Borrower will ensure that no Obligor or member of the Group will) directly or indirectly engage in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction .

(b)	The Borrower shall (and the Borrower will ensure that each Obligor and each member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

20.21	Sanctions

The Borrower shall not (and the Borrower will ensure that no member of the Group will), directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other Person (as defined in Clause 17.18 (Sanctions)), (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person (as defined in Clause 17.18 (Sanctions)) or Sanctioned Country (as defined in Clause 17.18 (Sanctions)), or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

20.22	Taxation

(a)	The Borrower shall (and the Borrower will ensure that each Obligor and each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 18.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	The Borrower shall not (and the Borrower will ensure that no member of the Group will), change its residence for Tax purposes other than with the prior written consent of the Lenders (such consent not to be unreasonably withheld).

20.23	Further assurance

(a)	The Borrower shall (and the Borrower will ensure that each Obligor and each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	The Borrower shall (and the Borrower will ensure that each Obligor and each member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

20.24	The SPA

The Borrower shall, in respect of the SPA:

(a)	comply with and satisfy (or obtain all requisite waivers from the Vendors in respect of) all the conditions to closing set out in Article VI (Conditions to Closing) of the SPA within the deadlines specified in the SPA; and

(b)	not grant a waiver, consent, approval or amend any provision of the SPA without the prior written consent of the Lenders, other than (A) any waiver, consent, approval or amendment that is minor or technical or not materially prejudicial to the interests of the Lenders or (B) any waiver, consent, approval or amendment granted or executed or agreed to be granted or executed prior to the date of this Agreement.

20.25	Conditions subsequent

The Borrower must ensure that:

(a)	each of the documents and evidences listed in Part 2 of Schedule 2 (Conditions) are delivered to the Agent in form and substance satisfactory to the Agent by no later than the dates specified in Part 2 of Schedule 2 (Conditions) for delivery of that document or evidence; and

(b)	By no later than the timelines specified in Part 2 of Schedule 2 (Conditions), evidence of the Transaction Security Documents is delivered to the Security Agent.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following subclauses of this Clause 21 (other than Clause 21.17 (Acceleration)) is an Event of Default.

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

21.2	Financial covenants and other obligations

Any requirement of Clause 19 (Financial Covenants) is not satisfied.

21.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) any Obligor becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), whether or not such Financial Indebtedness is accelerated by the creditor(s) in respect of such Financial Indebtedness.

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group (as applicable) as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)	A member of the Group is, or is presumed or deemed to be, unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

21.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group, other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition or arrangement with any creditor of any member of the Group, or an assignment for the benefit of creditors generally of any member of the Group, or a class of such creditors;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, judicial manager, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a)(i) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 45 days of commencement.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of US$10,000,000 and is not discharged within 45 days.

21.9	Unlawfulness

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

21.10	Repudiation and rescission of agreements

(a)	An Obligor, or any other relevant party, rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to the SPA rescinds or purports to rescind or repudiates or purports to repudiate the SPA in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

21.11	Audit qualification

The Borrower’s auditors qualify the audited annual consolidated financial statements of the Borrower.

21.12	Expropriation

Any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets, which would have or be reasonably likely to have a Material Adverse Effect.

21.13	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets or its assets which have or are reasonably likely to be adversely determined and if so adversely determined, would have or be reasonably likely to have a Material Adverse Effect.

21.14	Cessation of business

The Borrower suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

21.15	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

21.16	United States Bankruptcy Laws

(a)	In this Clause 21.16:

“U.S. Bankruptcy Law” means the United States Bankruptcy Code or any other United States Federal or State bankruptcy, insolvency or similar law.

“U.S. Debtor” means an Obligor that is (i) incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that has a place of business or property in the United States of America or (ii) an individual.

(b)	Any of the following occurs in respect of a U.S. Debtor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 20 days or is not dismissed or stayed within 60 days after commencement of the case; or

(iv)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.

21.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	without prejudice to the participations of any Lenders in any portion of the Loan which is then outstanding:

(i)	cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)	cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the written instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

provided that, if an Event of Default described in Clause 21.16 (United States Bankruptcy Laws) occurs, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable, without the requirement of notice or any other formality.

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject	to this Clause 22, a Lender (the “Existing Lender”) may, without the consent of the Borrower:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that the Borrower receives not less than three Business Days prior notice of such assignment or transfer and the identity of the New Lender.

22.2	Conditions of assignment or transfer

(a)	A transfer will be effective only if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(b)	An assignment will be effective only if the procedure and conditions set out in Clause 22.6 (Procedure for assignment) are complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$3,500.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent has received the assignment or transfer fee (as applicable) pursuant to Clause 22.3 (Assignment or transfer fee) in full. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all know your customer and other similar checks or procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender. The Agent shall not be liable to any party for any damages, costs or losses whatsoever for any delay or failure to execute a Transfer Certificate as a result of such know your customer or other similar procedures.

(c)	Subject to Clause 22.13 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)	The procedure set out in this Clause 22.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

22.6	Procedure for assignment

(a)	Subject to the conditions set out in paragraph (d) below and in Clause 22.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (d)(ii) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	Subject to Clause 22.13 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(c)	Lenders may utilise procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 22.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in paragraph (d) below.

(d)	An assignment (whether pursuant to an Assignment Agreement or paragraph (c) above) will only be effective on:

(i)	receipt by the Agent (whether in an Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the Secured Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary know your customer or other similar checks or procedures under all applicable laws and regulations and internal policies in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender. The Agent shall not be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and the New Lender or any document delivered to it pursuant to paragraph (c) above unless it is satisfied that it has completed all know your customer and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender. The Agent shall not be liable to any party for any damages, costs or losses whatsoever for any delay or failure to execute an Assignment Agreement as a result of such know your customer or other similar procedures.

(e)	The procedure set out in this Clause 22.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

22.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

22.8	Maintenance of Register

The Agent, acting for these purposes solely as an agent of the Borrower, will maintain (and make available upon reasonable prior notice at reasonable times for inspection by the Borrower and each Lender) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and participations in the Loan of each Lender from time to time (the “Register”). Absent manifest error, the Register shall be conclusive and binding for all purposes, and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

22.9	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

22.10	Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 22, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

22.11	Assignments and transfers to Obligor group

A Lender may not assign or transfer to any Obligor or any Affiliate of any Obligor any of such Lender’s rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.

22.12	Security over Lenders’ rights

(a)	In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank);; and

(ii)	in the case of any Lender which is a fund, any charge, pledge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment, pledge or Security shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)	The limitations on assignments or transfers by a Lender set out in any Finance Document shall not apply to the creation of Security pursuant to paragraph (a) above.

(c)	The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Finance Documents or of the securities issued by the special purpose vehicle, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (a) above.

(d)	Any Lender may disclose such Confidential Information as that Lender shall consider appropriate to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to paragraph (a) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents or the securities issued by the special purpose vehicle in connection with the enforcement of such Security

22.13	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.5 (Procedure for transfer) or any assignment pursuant to Clause 22.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.13, have been payable to it on that date, but after deduction of the Accrued Amounts.

23.	CHANGES TO THE OBLIGORS

23.1	Assignments and transfers by Obligors

An Obligor may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.

23.2	Resignation of the Parent Guarantor

(a)	The Borrower may request that the Parent Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and

(ii)	all the Lenders have consented to the Borrower’s request.

23.3	Resignation and release of security on disposal

(a)	In this Clause:

(i)	“Relevant Obligor” means an Obligor which is the subject of a Third Party Disposal and any Subsidiary of that Obligor; and

(ii)	“Third Party Disposal” means the disposal of an Obligor to a person who is not a member of the Group where that disposal is permitted under Clause 20.7 (Disposals) or made with the approval of all of the Lenders (and the Borrower has confirmed this is the case).

(b)	If the Parent Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(i)	where the Parent Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of the Parent Guarantor, the Security Agent may, at the cost and request of the Borrower, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(ii)	if the asset which is disposed of consists of shares in the capital of an Obligor, the Security Agent may, at the cost and request of the Borrower, release:

(A)	any Relevant Obligor from all or any part of its Secured Liabilities; and

(B)	any Security granted by a Relevant Obligor over any of its assets pursuant to the Transaction Security Documents;

(iii)	the resignation of the Parent Guarantor and related release of Transaction Security referred to in paragraphs (i) and (ii) above shall not become effective until the date of that disposal; and

(iv)	if the disposal of the Parent Guarantor is not made the related release of Transaction Security referred to in paragraphs (i) and (ii) above shall have no effect and the obligations of the Parent Guarantor and the Transaction Security created or intended to be created by or over the Parent Guarantor shall continue in such force and effect as if that release had not been effected.

24.	ROLE OF THE ADMINISTRATIVE PARTIES

24.1	Appointment of the Agent

(a)	Each of the other Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the other Finance Parties authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall have only those duties, obligations and responsibilities expressly specified under the Finance Documents.

(g)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes any Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document;

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(iii)	a certificate from any person

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(ii)	unless it has received notice of revocation, those instructions have not been revoked;

(iii)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(iv)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(v)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(g)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	The Agent shall not be bound to enquire:

(i)	whether or not any Default has occurred;

(ii)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(iii)	whether any other event specified in any Finance Document has occurred.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

24.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion and perform any duties, obligations authorities vested in it as Agent in accordance with any written instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion or performing any duties, obligations and authorities vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the written instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of written instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(f)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(g)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (g) shall not apply to any legal or arbitration proceedings relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of any Transaction Security or Transaction Security Documents.

24.8	Responsibility for documentation

No Administrative Party:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, an Obligor or any other person given in or in connection with any Finance Document or the Information Package; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever but not including any claim based on the fraud of the Agent arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 24 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige any Administrative Party to conduct:

(i)	any “know your customer” or other procedures in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures or check it is required to conduct and that it shall not rely on any statement in relation to such procedures or check made by any Administrative Party.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

(f)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s or the Security Agent’s liability, amounts received by the Agent or the Security Agent pursuant to the terms of the Finance Documents shall not be held as client money and shall not be interest-bearing.

24.10	Lenders’ indemnity to the Agent

(a)	Each Lender shall, in accordance with paragraph (b) below, indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	The proportion of such cost, loss or liability to be borne by each Lender shall be:

(i)	if the Loan is outstanding, the proportion borne by (A) the sum of its participation in the Loan then outstanding to (B) the aggregate amount of the Loan;

(ii)	if there is no Loan then outstanding and the Available Facility is then greater than zero, the proportion borne by (A) its Available Commitment to (B) the Available Facility; or

(iii)	if there is no Loan then outstanding and the Available Facility is then zero:

(A)	if the Available Facility became zero after the Loan ceased to be outstanding, the proportion borne by (I) its Available Commitment to (II) the Available Facility immediately before the Available Facility became zero; or

(B)	if the Loan ceased to be outstanding after the Available Facility became zero, the proportion borne by (I) the sum of its participation in the Loan outstanding immediately before the Loan ceased to be outstanding to (II) the aggregate amount of the Loan.

24.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Hong Kong).

(d)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making availing such documents and records and providing such assistance.

(e)	The Agent’s resignation notice shall take effect only upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)	The Agent shall resign in accordance with paragraph (b) above and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 12.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

24.12	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall, at the expense of the Lenders, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 24 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

24.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate legal person from any other of its branches, divisions or departments.

(b)	If information is received by another branch, division or department of the legal person which is the Agent, it may be treated as confidential to that branch, division or department and the Agent shall not be deemed to have notice of it.

(c)	The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

24.14	Relationship with the other Finance Parties

(a)	Subject to Clause 22.13 (Pro rata interest settlement) and Clause 30.2 (Distributions by the Agent), the Agent may treat each Lender as a Lender entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33 (Notices)) corporate electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute corporate email address, address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

24.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy and/or completeness of the Information Package, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

24.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

24.18	Agent’s management time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 16 (Costs and Expenses) and Clause 24.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

24.19	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 24.19 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

24.20	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 24.19 (Role of Reference Banks), Clause 37.3 (Other exceptions) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

25.	THE SECURITY AGENT

25.1	Trust

(a)	The Security Agent declares that it shall hold the Security Property on trust or as agent for the Secured Parties on the terms contained in this Agreement.

(b)	Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Transaction Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

25.2	No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Agent.

25.3	Instructions to Security Agent and exercise of discretion

(a)	Subject to paragraphs (d) and (e) below, the Security Agent shall act in accordance with any instructions given to it by Agent (acting on the written instructions of the Majority Lenders) or, if so instructed by the Agent (acting on the written instructions of the Majority Lenders), refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (i) any instructions received by it from the Agent, the Lenders or the Majority Lenders are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(b)	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Agent (acting on the written instructions of the Majority Lenders) or the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)	Any instructions given to the Security Agent by Agent (acting on the written instructions of the Majority Lenders) shall override any conflicting instructions given by any other Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in Clause 25.5 (Security Agent’s discretions) to Clause 25.19 (Trustee division separate);

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 23.3 (Resignation and release of security on disposal);

(B)	Clause 27.1 (Order of application);

(C)	Clause 27.2 (Prospective liabilities); and

(D)	Clause 27.5 (Permitted Deductions).

(e)	If giving effect to instructions given by the Agent (acting on the written instructions of the Majority Lenders) would (in the Security Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Clause 37.2 (All lender matters) or Clause 28.5 (Exceptions)), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under this Agreement where either:

(i)	it has not received any instructions from the Agent (acting on the written instructions of the Majority Lenders) as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

25.4	Security Agent’s Actions

Without prejudice to the provisions of Clause 25.3 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

25.5	Security Agent’s discretions

The Security Agent may:

(a)	assume (unless it has received actual notice to the contrary from the Agent) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

(b)	if it receives any instructions or directions to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, or an Obligor, upon a certificate signed by or on behalf of that person; and

(e)	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

25.6	Security Agent’s obligations

The Security Agent shall promptly:

(a)	copy to the Agent the contents of any notice or document received by it from any Obligor under any Finance Document;

(b)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

(c)	inform the Agent of the occurrence of any Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other Party.

25.7	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; or

(d)	have or be deemed to have any relationship of trust or agency with, any Obligor.

25.8	Exclusion of liability

None of the Security Agent, any Receiver or any Delegate shall accept responsibility or be liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Security Property or otherwise, whether in accordance with an instruction from the Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Security Property; or

(e)	any shortfall which arises on the enforcement or realisation of the Security Property.

25.9	No proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

25.10	Own responsibility

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

25.11	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Transaction Security Documents.

25.12	Insurance by Security Agent

(a)	The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request.

25.13	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust or any assets over which Security has been created pursuant to Transaction Security as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

25.14	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

25.15	Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

25.16	Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

25.17	Winding up of trust

If the Security Agent, with the approval of the Majority Lenders, determines that all of the Secured Liabilities and all other liabilities secured by the Transaction Security Documents have been fully and finally discharged and none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents:

(a)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(b)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Transaction Security Documents.

25.18	Powers supplemental

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

25.19	Trustee division separate

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

25.20	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

25.21	Lenders’ indemnity to the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Security Agent’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document) and the Obligors shall jointly and severally indemnify each Lender against any payment made by it under this Clause 25.21.

25.22	Conflict with the Transaction Security Documents

(a)	If there is any conflict between this Agreement and any Transaction Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

(b)	Each Lender shall deal with the Security Agent exclusively through the Agent.

25.23	Notification of prescribed events

(a)	If an Event of Default either occurs or ceases to be continuing the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.

(b)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each Party of that action.

(c)	If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each Party of that action.

(d)	If a prepayment under Clause 7 (Prepayment and Cancellation) is waived the Agent shall notify the Security Agent of the amount of the prepayment waived.

26.	CHANGE OF SECURITY AGENT AND DELEGATION

26.1	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its affiliates as successor by giving notice to the Borrower and the Majority Lenders.

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)	The retiring Security Agent (the “Retiring Security Agent”) shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Security Property to that successor.

(f)	Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 25.17 (Winding up of trust) and under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of Clause 25 (The Security Agent), Clause 15.4 (Obligors’ indemnity to the Security Agent) and Clause 25.21 (Lenders’ indemnity to the Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrower.

(h)	The Security Agent shall resign in accordance with paragraph (b) above and, to the extent applicable, shall use reasonable endeavours to appoint a successor Security Agent pursuant to paragraph (a) above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Security Agent under the Finance Documents, either:

(i)	the Security Agent fails to respond to a request under Clause 12.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Security Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Security Agent notifies the Borrower and the Lenders that the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Security Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Security Agent, requires it to resign.

26.2	Delegation

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub delegate.

26.3	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or agent or as a co-trustee or co agent jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and each of the Agents of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

27.	APPLICATION OF PROCEEDS

27.1	Order of application

Subject to Clause 27.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 27, the “Recoveries”) shall be held by the Security Agent on trust or as agent to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 27), in the following order:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate under the Finance Documents;

(b)	in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)	in payment:

(i)	to the Agent on its own behalf and on behalf of the Lenders and the Arrangers; and

(ii)	for application towards the discharge of the Loan Debt;

(d)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(e)	the balance, if any, in payment to the relevant Obligor.

27.2	Prospective liabilities

Following enforcement of any of the Transaction Security the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 27.1 (Order of application) in respect of:

(a)	any sum payable to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

27.3	Investment of proceeds

Prior to the application of the Recoveries in accordance with Clause 27.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 27.

27.4	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the Security Agent’s Spot Rate of Exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

27.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion:

(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

27.6	Good Discharge

(a)	Any payment to be made in respect of the Secured Liabilities by the Security Agent

(i)	may be made to the Agent on behalf of the Finance Parties; and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) of this Clause 27.6 in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set-off or otherwise) any amount from an Obligor other than in accordance with Clause 29 (Bail-in) the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.	BAIL-IN

29.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.”

29.2	Definitions

For the purposes of this Clause 29:

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)	The Agent shall distribute payments received by it in relation to all or any part of the Loan to the Lender indicated in the records of the Agent as being so entitled on that date Provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 22 (Changes to the Lenders)) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied, provided such amount is due and unpaid.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and other amounts owing to, the Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under the Finance Documents (including, without limitation, any periodic payments);

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents,

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, U.S. dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than U.S. dollars shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	TURNOVER OF RECEIPTS

32.1	Turnover by the Lenders

Subject to Clause 32.2 (Permitted assurance and receipts), if at any time prior to the date on which the Agent is satisfied that the Borrower is or may become under any actual or contingent liability under any Finance Document, any Lender receives or recovers:

(a)	any payment or distribution of, or on account of or in relation to, any of the Relevant Debt which is not made in accordance with Clause 27 (Application of Proceeds);

(b)	other than where Clause 31 (Set-Off) applies, any amount by way of set-off in respect of any of the Relevant Debt owed to it;

(c)	notwithstanding paragraphs (a) and (b) above, and other than where Clause 31 (Set-Off) applies, any amount:

(i)	on account of, or in relation to, any of the Relevant Debt:

(A)	after the occurrence of a Distress Event; or

(B)	as a result of any other litigation or proceedings against the Borrower (other than after the occurrence of an Insolvency Event in respect of the Borrower or any Obligor); or

(ii)	by way of set-off in respect of any of the Relevant Debt owed to it after the occurrence of a Distress Event,

other than, in each case, any amount received or recovered in accordance with Clause 27 (Application of Proceeds);

(d)	the proceeds of any enforcement of any Transaction Security except in accordance with Clause 27 (Application of Proceeds); or

(e)	other than where Clause 31 (Set-Off) applies, any distribution in cash or in kind or payment of, or on account of or in relation to, any of the Relevant Debt owed by the Borrower or any Obligor which is not in accordance with Clause 27 (Application of Proceeds) and which is made as a result of, or after, the occurrence of an Insolvency Event in respect of the Borrower, and any Obligor;

that Lender will, in relation to receipts and recoveries not received or recovered by way of set-off:

(x)	hold an amount of that receipt or recovery equal to the Relevant Debt (or if less, the amount received or recovered) on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(y)	promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Debt to the Security Agent for application in accordance with the terms of this Agreement; and

(z)	in relation to receipts and recoveries received or recovered by way of set-off, promptly pay an amount equal to that recovery to the Security Agent for application in accordance with the terms of this Agreement.

32.2	Permitted assurance and receipts

Nothing in this Agreement shall restrict the ability of any Lender to:

(a)	arrange with any person which is not a member of the Group any assurance against loss in respect of, or reduction of its credit exposure to, the Borrower (including assurance by way of credit based derivative or sub-participation); or

(b)	make any assignment or transfer permitted by Clause 22 (Changes to the Lenders),

which is not in breach of this Agreement, and that Lender shall not be obliged to account to any other Party for any sum received by it as a result of that action.

32.3	Sums received by the Borrower

If the Borrower receives or recovers any sum which, under the terms of any of the Finance Documents, which should have been paid to the Security Agent, the Borrower will:

(a)	hold an amount of that receipt or recovery equal to the Relevant Debt (or if less, the amount received or recovered) on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(b)	promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Debt to the Security Agent for application in accordance with the terms of this Agreement.

32.4	Saving provision

If, for any reason, any of the trusts expressed to be created in this Clause 32 should fail or be unenforceable, the affected Lender, the Borrower will promptly pay an amount equal to that receipt or recovery to the Security Agent to be held on trust by the Security Agent for application in accordance with the terms of this Agreement.

32.5	Definitions

For the purposes of this Clause 32:

“Relevant Debt” means:

(a)	in the case of a Lender:

(i)	the Loan Debt owed to the Arrangers ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Lender;

(ii)	the Loan Debt owed to the Lenders ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that;

(iii)	all Loan Debt owed to the Agent; and

(iv)	all Loan Debt owed to the Security Agent; and

(b)	in the case of the Borrower, all of the Loan Debt.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail (“email”) (including scanned copies of executed documents and other attachments), fax or letter.

33.2	Addresses

The corporate email address, address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

Borrower

Address:	Plant 10, Gate No. 4,
Godrej and Boyce Complex,
Pirojshanagar, LBS Marg,Vikhroli (West),
Mumbai 400 079
India

E-mail Address:	anupama.pai@wns.com
Fax:	+91 22 2518 8308
Attention:	General Counsel

(b)	in the case of the Agent and the Security Agent, that identified with its name below,

Agent

Address:	16/F, PCCW Tower, Taikoo Place,
979 King’s Road, Quarry Bay,
Hong Kong

Email Address:	hk.csd.syndication@asia.bnpparibas.com
Fax:	+852 3197 3066
Attention:	CMLS – Clement Wong / Hugo Chan

Security Agent

Address:	16/F, PCCW Tower, Taikoo Place,
979 King’s Road, Quarry Bay,
Hong Kong

Email Address:	hk.csd.syndication@asia.bnpparibas.com
Fax:	+852 3197 3066
Attention:	CMLS – Clement Wong / Hugo Chan

or any substitute corporate email address, address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of email, only when received in legible form by at least one of the relevant corporate email addresses of the person(s) to whom the communication is made;

(ii)	if by way of fax, only when received in legible form; or

(iii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, (in the case of paragraphs (ii) and (iii) above) if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is sent to the correct corporate email address(es) or, in the case of a fax or a letter, expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)	Subject to Clause 37.2 (All lender matters) and any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent (in accordance with Clause 2.3 (Obligors’ Agent) and paragraph (c) below) and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c)	Without prejudice to the other provisions of this Agreement, each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Obligors’ Agent. This includes any amendment or waiver which would, but for this paragraph (c) require the consent of all of the Obligors.

(d)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 24.6 (Rights and discretions of the Agent), the Agent may, whenever it deems appropriate, engage and rely on the advice of external legal counsel in determining the level of consent required in respect of any amendment, waiver or consent under this Agreement.

37.2	All lender matters

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in the amount of any Commitment or an extension of the period of availability for utilisation of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)	a change to the Borrower or the Parent Guarantor;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 37;

(viii)	the nature or scope or release of the guarantee and indemnity granted under any Transaction Security Document unless:

(A)	permitted under any Finance Document; or

(B)	permitted under Clause 23.3 (Resignation and release of security on disposal); or

(ix)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

shall not be made without the prior consent of all the Lenders.

(b)	The Borrower and the Agent or Security Agent, as applicable, may amend or waive a term of a Fee Letter to which they are party.

(c)	An amendment or waiver which relates to the rights or obligations of any Administrative Party may not be effected without the consent of such Administrative Party.

37.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger or that Reference Bank, as the case may be.

38.	DISCLOSURE OF INFORMATION

38.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its head office, other branches and regional offices, Affiliates and Related Funds and all its other affiliated companies and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate for any purposes as it thinks fit if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (a)(i) or (a)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 24.14 (Relationship with the other Finance Parties));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (a)(i) or (a)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required or requested to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.12 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (a)(i), (a)(ii) and (a)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (a)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (a)(v), (a)(vi) and (a)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (a)(i) or (a)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; or

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.6	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 24 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

For the avoidance of doubt, the consent to disclosure authorised in this Clause 38 shall not replace or prejudice but shall be in addition to any other consent or right of disclosure which the Finance Party may have received or be entitled to (whether under law, agreement or otherwise).

For the purpose of any banking secrecy obligation which may be imposed upon any Finance Party pursuant to any applicable law, rule or regulation, the disclosure authorization given herein shall survive and continue in full force and effect for the benefit of that Finance Party notwithstanding the full repayment of all outstandings under the Finance Documents and/or the cancellation or cessation of all Commitments.

38.7	Personal Data

(a)	If any Obligor provides the Finance Parties with personal data of any individual as required by, pursuant to, or in connection with the Finance Documents, that Obligor represents and warrants to the Finance Parties that it has, to the extent required by law, (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Finance Parties, in each case, in accordance with or for the purposes of the Finance Documents, and confirms that it is authorised by such individual to provide such consent on his/her behalf.

(b)	Each Obligor agrees and undertakes to notify the Agent promptly upon its becoming aware of the withdrawal by the relevant individual of its consent to the collection, processing, use and/or disclosure by any Finance Party of any personal data provided by that Obligor to any Finance Party.

(c)	The Borrower shall be responsible for ensuring that the consent of any individual whose personal data is provided to any Finance Party by the Borrower has been obtained in compliance with any applicable laws.

(d)	Any consent given pursuant to this agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this agreement.

39.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

39.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 8.3 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this Clause 39 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.1 (Calculation of interest) to Clause 8.3 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

39.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 39.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 39.

39.3	No Event of Default

No Event of Default will occur under Clause 21.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 39.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41.	GOVERNING LAW

This Agreement, and all non-contractual obligations arising from or in connection with this Agreement, are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute relating to any non-contractual obligation arising from or in connection with this Agreement and any dispute regarding the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 42.1 is for the benefit of the Finance Parties only. As a result, to the extent allowed by law:

(i)	no Finance Party will be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction; and

(ii)	the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints WNS Global Services (UK) Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document at the address indicated below:

WNS Global Services (UK) Limited

Address:	The Lodge, Harmondsworth Lane,
West Drayton, Middlesex,
UB7 0AB, United Kingdom

E-mail Address:	ritu.motashaw@wns.cm
Fax:	+44 7768045342
Attention:	Ritu Motashaw

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Each Obligor expressly agrees and consents to the provisions of this Clause 42.2.

42.3	Waiver of immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

EACH PARTY WAIVES ANY RIGHTS IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THE FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS. IN THE EVENT OF LITIGATION, THE FINANCE DOCUMENTS MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (US$)

BNP Paribas, acting through its Hong Kong branch	34,000,000

Total	34,000,000

SCHEDULE 2

CONDITIONS

Part 1

Conditions Precedent to Delivery of the Initial Utilisation Request

1.	BORROWER

1.1	A copy of the constitutional documents of the Borrower.

1.2	A copy of a resolution of the board of directors of the Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(b)	authorising a specified person or persons to execute, deliver and perform the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4	A certificate of the Borrower (signed by a director or any other authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or security or similar limit binding on it to be exceeded.

1.5	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

1.6	A solvency certificate in respect of the Borrower, in form and substance satisfactory to the Agent.

1.7	A good standing certificate (or their equivalent) in respect of the Borrower.

2.	PARENT GUARANTOR

2.1	A copy of the constitutional documents of the Parent Guarantor.

2.2	A copy of a resolution of the board of directors of the Parent Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(b)	authorising a specified person or persons to execute, deliver and perform the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

2.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

2.4	A certificate of the Parent Guarantor (signed by a director or authorised signatory) confirming that securing the Total Commitments would not cause any security or similar limit binding on it to be exceeded.

2.5	A certificate of the Parent Guarantor (signed by a director or authorised signatory) certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.6	A good standing certificate (or their equivalent) in respect of the Parent Guarantor.

3.	LEGAL OPINIONS

3.1	A legal opinion in relation to English law from Latham & Watkins addressed to the Finance Parties at the date of that opinion, substantially in the form distributed to the Original Lenders prior to the signing of this Agreement.

3.2	A legal opinion in relation to New York law from Latham & Watkins addressed to the Finance Parties at the date of that opinion, substantially in the form distributed to the Original Lenders prior to the signing of this Agreement.

3.3	A legal opinion in relation to Jersey law from Mourant Ozannes addressed to the Finance Parties at the date of that opinion, substantially in the form distributed to the Original Lenders prior to the signing of this Agreement.

4.	OTHER DOCUMENTS AND EVIDENCE

4.1	Evidence that any process agent referred to in Clause 42.2 (Service of process) has accepted its appointment.

4.2	The Group Structure Chart which shows the Group assuming the Closing Date has occurred.

4.3	The Reports and any reliance letters in respect of the Reports.

4.4	The Original Financial Statements.

4.5	The audited annual financial statements of the Parent Guarantor for the period ending 31 March 2016.

4.6	Evidence satisfactory to the Agent that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid in full or will be paid in full by the first Utilisation Date.

4.7	The Funds Flow Statement in a form agreed by the Borrower and the Agent.

4.8	The Base Case Model in a form agreed by the Borrower and the Agent.

4.9	A certificate of the Borrower (signed by a director) detailing the estimated Acquisition Costs to be paid from the proceeds of Utilisation of the Loan.

4.10	A certificate of the Borrower (signed by a director) certifying that:

(a)	no material terms and conditions of the SPA have been, or will on or prior to the Closing Date be, amended or waived without the consent of the Lenders (other than those waivers already obtained and notified to the Agent in writing prior to the date of this Agreement);

(b)	amounts to be drawn under the Facility, when aggregated with the available cash resources of the Borrower, are sufficient to pay the purchase price under the SPA, the Acquisition Costs and any other amounts to be paid on the Closing Date under the Funds Flow Statement;

(c)	each of the conditions to closing as set out in Article VI (Conditions to Closing) of the SPA have been satisfied or waived; and

(d)	100% of the Target Shares shall be acquired by the Borrower on the Closing Date.

4.11	All necessary “know your customer” or other similar checks in relation to the Borrower, the Parent Guarantor under all applicable laws and regulations and internal policies having been completed by each Lender.

4.12	All regulatory filings, permits, approvals and consents which are required for the purposes of the Acquisition.

4.13	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

5.	TRANSACTION DOCUMENTS

5.1	A copy of the SPA executed by the parties thereto.

6.	FINANCE DOCUMENTS

6.1	This Agreement executed by the Borrower.

6.2	The Guarantee.

6.3	The Fee Letters executed by the Borrower.

Part 2

Conditions Subsequent

1.	Within 120 days of the date of this Agreement:

(a)	The following Transaction Security Documents each duly entered into by the parties to it:

Name of Obligor	Transaction Security Document

Borrower	Stock Pledge Agreement governed by New York law in respect of all the shares held by the Borrower in the Target, in form and substance satisfactory to the Agent

Borrower	All-asset Security Agreement governed by New York law in respect of all personal property of the Borrower, in form and substance satisfactory to the Agent

(b)	Any notices or documents (including the relevant share certificates and share transfer forms in blank) required to be given or executed under the terms of the security documents referred to in paragraph (a) above.

(c)	A legal opinion in relation to New York law from Latham & Watkins addressed to the Finance Parties at the date of that opinion.

2.	As soon as reasonably practicable but in any event within three Business Days of the execution of the Transaction Security Documents, Uniform Commercial Code filings, a Pledge Supplement (as defined in the Stock Pledge Agreement) in the form annexed to the Stock Pledge Agreement executed by the Borrower in respect of all the shares held by the Borrower in the Target, and delivery of original stock certificates and stock powers and other perfection actions required in respect of the Transaction Security Documents.

SCHEDULE 3

UTILISATION REQUEST

From:	WNS NORTH AMERICA INC.

To:	BNP PARIBAS

16/F, PCCW Tower,
Taikoo Place,
979 King’s Road,
Quarry Bay, Hong Kong

Attention: CMLS – Clement Wong / Hugo Chan

Dated:

Dear Sirs,

WNS NORTH AMERICA INC. – US$34,000,000 Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

First Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

Director/Authorised Signatory of
WNS NORTH AMERICA INC.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	BNP PARIBAS as Agent and Security Agent

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

WNS NORTH AMERICA INC. – US$34,000,000 Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to Clause 22.5 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 22.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in the Loan under the Facility Agreement as specified in the Schedule.

3.	The proposed Transfer Date is [ ].

4.	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

5.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders); and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition is required to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 22.1 (Assignments and transfers by the Lenders).

7.	The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate and all non-contractual obligations arising from or in connection with this Transfer Certificate are governed by English law.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment/participation(s) transferred:
Drawn Loan(s) participation(s) amount(s):	[ ]
Available Commitment amount:	[ ]

Administration particulars:
New Lender’s receiving account:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attn/Ref:	[ ]

[the Existing Lender]	[the New Lender]

By:	By:

This Transfer Certificate is executed by the Agent and the Transfer Date is confirmed as [                ].

BNP PARIBAS as Agent

By:

Note:	It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	BNP PARIBAS as Agent and Security Agent

From:	WNS NORTH AMERICA INC.

Dated:

Dear Sirs

WNS NORTH AMERICA INC. – US$34,000,000 Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.	We confirm that for the Relevant Period ending on [ ]:

(a)	EBITDA was [ ] and Total [Net] Debt was [ ]; therefore, Leverage was [ ] to 1;

(b)	EBITDA was [ ] and Debt Service was [ ]; therefore, the Debt Service Cover was [ ] to 1;[1]

3.	We set out below calculations establishing the figures in paragraph 2 above:

[ ].

4.	We confirm that no Default is continuing.*

Signed by:
Director/Authorised Signatory of
WNS (Holdings) Limited

[1]	Note: only include in respect of a Relevant Period coinciding with the end of each Financial Year.
*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 6

FORM OF RESIGNATION LETTER

To:	BNP PARIBAS as Agent

From:	[resigning Obligor] and WNS NORTH AMERICA INC.

Dated:

Dear Sirs

WNS NORTH AMERICA INC. – US$34,000,000 Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 23.2 (Resignation of the Parent Guarantor) of the Facility Agreement, we request that the Parent Guarantor be released from its obligations as a Guarantor under the Facility Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]*.

4.	This Resignation Letter, and all non-contractual obligations arising from or in connection with this Resignation Letter, are governed by English law.

WNS NORTH AMERICA INC.	[Subsidiary]

By:	By:

*	Insert any other conditions required by the Facility Agreement.

SCHEDULE 7

EXISTING SECURITY

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured
WNS Global Services Private Limited	Fixed Deposit	INR	250,000
WNS Global Services Private Limited	Fixed Deposit	INR	100,000
Value Edge Research Services Private Limited	Fixed Deposit	INR	670,000
Value Edge Research Services Private Limited	Fixed Deposit	INR	25,000
WNS North America Inc.	Fixed Deposit	USD	21,222
WNS Global Services Philippines Inc.	Fixed Deposit	PHP	3,961,741
WNS Global Services (Romania) S.R.L.	Fixed Deposit	EUR	165,547
WNS Global Services (Australia) Pty Ltd.	Fixed Deposit	AUD	10,698
WNS Global Services (Australia) Pty Ltd.	Fixed Deposit	AUD	21,000
WNS Global Services (UK) Limited	Fixed Deposit	PLN	25,000

SCHEDULE 8

TIMETABLES

Function	Day/Time

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U – 3 11.00 a.m. Hong Kong time

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participations)	U – 2 noon

LIBOR is fixed	Quotation Day as of 11.00 a.m. London time

“U” = date of utilisation

“U – X” = X Business Days prior to date of utilisation

SIGNATORIES

The Borrower

WNS NORTH AMERICA INC.

By:

Name:

Title:

Signature Page to Facility Agreement

The Arranger

BNP PARIBAS

By:

Name:

Title:

Signature Page to Facility Agreement

The Original Lender

BNP PARIBAS, acting through its Hong Kong branch

By:

Name:

Title:

By:

Name:

Title:

Signature Page to Facility Agreement

THE AGENT

BNP PARIBAS, acting through its Hong Kong branch

By:

Name:

Title:

By:

Name:

Title:

Signature Page to Facility Agreement

THE SECURITY AGENT

BNP PARIBAS, acting through its Hong Kong branch

By:

Name:

Title:

By:

Name:

Title:

Signature Page to Facility Agreement